EXHIBIT 99
News
For Immediate Release November 29, 2006	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES NAMES JOHN A. SOREL, CFO, TO HEAD SYNSIL PRODUCTS INC.
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Will Retain Finance Responsibilities
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NEW YORK, November 29—Minerals Technologies Inc. (NYSE: MTX) today announced that, effective immediately, John A. Sorel, senior vice president, Finance and chief financial officer, will assume responsibility for managing the company's Synsil® Products business in addition to his Finance responsibilities. Synsil Products Inc., which produces a family of composite minerals for the glass industry, is a wholly owned subsidiary of Minerals Technologies Inc.

          "With experience in both Operations and Finance, John is uniquely qualified to spearhead this effort as we enter an accelerated business development phase in the Synsil® program," said Paul R. Saueracker, chairman, president and chief executive officer. "MTI remains confident that the opportunity presented by Synsil® Products will create an entirely new business platform for the company."

          Mr. Sorel joined the company in 1973 as assistant controller at its Adams, Massachusetts, lime, limestone, and precipitated calcium carbonate (PCC) manufacturing facility. Over the years, Mr. Sorel assumed positions of increasing responsibility, including: director of Finance and Business Development; vice president, Minerals-International Operations; vice president and General Manager-Satellite PCC; and vice president and managing director-Paper PCC. In January 2002, he was named senior vice president, Corporate Development and Finance and in November 2002 was appointed senior vice president-Finance, chief financial officer and treasurer. Mr. Sorel is a member of the company's Corporate Management Committee.

          Mr. Sorel holds an A.S. in Accounting from St. Joseph College in Bennington, Vermont; a B.S. in Business Administration from North Adams State College in North Adams, Massachusetts; and an MBA from Pepperdine University in Malibu, California. He is also a member of the Board of Directors of the University of Maine Pulp & Paper Foundation.

          Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales on $995.8 million in 2005.

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This press release contains some forward-looking statements, which describe or are based on the company's current expectations. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements of our 2005 Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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For further information about Minerals Technologies Inc. look on the Internet at http://www.mineralstech.com